Exhibit 99.1

Seacube Container Leasing Ltd. Reports Fourth Quarter and Full Year 2012 Results

Fourth Quarter 2012 and Full Year 2012 Highlights

  For the fourth quarter, adjusted net income decreased 4% year-over-year to $12.9 million, or $0.63 per diluted common share. Fourth quarter net income decreased 3% year-over-year to $11.9 million. The decreases are attributable to one-time expenses of $0.8 million related to the previously announced pending acquisition by Ontario Teachers’ Pension Plan (“OTPP”).
  Full year adjusted net income increased 17% to $51.5 million, or $2.54 per diluted common share. Full year net income increased 18% year-over-year to $46.4 million.
  Total revenue increased 9% year-over-year to $51.0 million for the fourth quarter, and 17% to $198.9 million for the full year.
  Invested approximately $410.2 million in equipment in 2012.
  In 2013, committed to purchase approximately $129.5 million in equipment for delivery through March 2013; 76% has been committed to long-term leases.

PARK RIDGE, N.J.--(BUSINESS WIRE)--February 20, 2013--SeaCube Container Leasing Ltd. (SeaCube) (NYSE: BOX), one of the world’s largest lessors of intermodal freight containers, today reported results for the fourth quarter and year ended December 31, 2012.

Adjusted net income(1) was $12.9 million for the fourth quarter of 2012 compared to $13.4 million in the fourth quarter of 2011, a decrease of 4%. The decrease can be attributed to one-time expenses of $0.8 million incurred during the fourth quarter related to the pending acquisition by OTPP. For the fourth quarter of 2012, adjusted net income per diluted common share was $0.63. Adjusted net income per diluted common share would have been $0.67 without the one-time transaction expenses. The Company focuses on adjusted net income because it excludes the impact of non-cash interest expense and non-recurring items that are unrelated to the operating performance of the business.

Total revenue was $51.0 million for the fourth quarter of 2012 compared to $46.7 million for the fourth quarter of 2011, an increase of 9%. Utilization continued to be strong with average fourth quarter utilization of 97.8%. Adjusted EBITDA(1) was $73.8 million for the fourth quarter of 2012 compared to $64.5 million in the fourth quarter of 2011.

The Company reported net income of $11.9 million for the fourth quarter of 2012 compared to $12.3 million for the fourth quarter of 2011. Net income per diluted common share was $0.58 for the fourth quarter of 2012 compared to $0.61 for the fourth quarter of 2011.

Adjusted net income(1) was $51.5 million for the year ended December 31, 2012 compared to $44.1 million for the year ended December 31, 2011, an increase of 17%. For the year ended December 31, 2012, adjusted net income per diluted common share was $2.54.

Total revenue was $198.9 million for the year ended December 31, 2012 compared to $169.5 million for the year ended December 31, 2011, an increase of 17%. Adjusted EBITDA(1) was $289.5 million for the year ended December 31, 2012 compared to $239.8 million for the year ended December 31, 2011.

The Company reported net income of $46.4 million for the year ended December 31, 2012 compared to $39.4 million for the year ended December 31, 2011. Net income per diluted common share was $2.29 for the year ended December 31, 2012 compared to $1.96 for the year ended December 31, 2011.

About SeaCube Container Leasing Ltd.

SeaCube Container Leasing Ltd. is one of the world’s largest container leasing companies based on total assets. Containers are the primary means by which products are shipped internationally because they facilitate the secure and efficient movement of goods via multiple transportation modes, including ships, rail and trucks. The principal activities of our business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. We lease our containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. For more information regarding SeaCube Container Leasing Ltd. please visit www.seacubecontainers.com.

Safe Harbor

Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘target,’’ ‘‘projects,’’ ‘‘contemplates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

(1)	Adjusted net income, adjusted net income per dilutd common share, and adjusted EBITDA are non-GAAP measurements. The Company’s definition and calculations are outlined in the attached schedules.

SeaCube Container Leasing Ltd.

Consolidated Balance Sheets
(Amounts in thousands, except share data)
(unaudited)

	December 31,
	2012	2011
Assets
Cash and cash equivalents	$16,518	$15,006
Restricted cash	36,727	29,649
Accounts receivable, net of allowance of $1,712 and $3,290, respectively	41,209	41,570
Net investment in direct finance leases	627,859	639,248
Leasing equipment, net of accumulated depreciation of $176,631 and
$171,993, respectively	961,232	748,945
Goodwill	22,483	22,483
Shareholder note	—	8,498
Other assets	22,863	19,903
Total assets	$1,728,891	$1,525,302
Liabilities and shareholders’ equity
Liabilities:
Equipment purchases payable	$37,574	$26,305
Accrued expenses and other liabilities	33,585	37,097
Fair value of derivative instruments	27,430	38,750
Deferred income	1,070	2,044
Deferred income taxes	728	1,532
Debt:
Due within one year	180,206	161,171
Due after one year	1,192,492	1,039,274
Total debt	1,372,698	1,200,445
Total liabilities	1,473,085	1,306,173
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized	—	—
Common shares, $0.01 par value, 400,000,000 shares authorized;
20,288,359 shares issued and outstanding at December 31, 2012;
20,163,359 shares issued and outstanding at December 31, 2011	202	201
Additional paid in capital	220,659	218,879
Retained earnings	56,426	32,916
Accumulated other comprehensive loss	(21,481)	(32,867)
Total shareholders’ equity	255,806	219,129
Total liabilities and shareholders’ equity	$1,728,891	$1,525,302

SeaCube Container Leasing Ltd.

Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues:
Equipment leasing revenue	$32,181	$29,425	$122,888	$104,869
Finance revenue	15,660	14,056	64,762	54,337
Other revenue	3,118	3,184	11,265	10,273
Total revenues	50,959	46,665	198,915	169,479
Expenses:
Direct operating expenses	1,794	1,646	5,928	5,987
Selling, general and administrative expenses	5,934	5,800	24,092	23,441
Depreciation expenses	14,060	12,641	53,545	45,800
Provision for doubtful accounts	206	168	1,100	388
Impairment of leasing equipment held for sale	212	385	2,158	1,289
Interest expense, including non-cash interest of $948,
$1,050, $4,979 and $4,610, respectively	17,332	15,355	68,702	54,638
Interest income	(56)	(98)	(265)	(309)
Other expenses (income), net	(9)	(938)	(2,277)	(500)
Total expenses	39,473	34,959	152,983	130,734

Income before provision for income taxes	11,486	11,706	45,932	38,745
Provision (benefit) for income taxes	(377)	(549)	(504)	(691)
Net income	$11,863	$12,255	$46,436	$39,436
Net income per common share
Basic	$0.58	$0.61	$2.29	$1.96
Diluted	$0.58	$0.61	$2.29	$1.96
Dividend per common share	$0.30	$0.24	$1.13	$0.92

Non-GAAP Financial Measure

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) is a measure of financial and operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP.

We define adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments, loss on terminations and modification of derivative instruments, gain on sale of assets, and write-offs of goodwill plus principal collections on direct finance lease receivables. We use adjusted EBITDA in a number of ways to assess our consolidated financial and operating performance, and we believe this measure is helpful to management, the board of directors and investors in identifying trends in our performance. We use adjusted EBITDA as a measure of our consolidated operating performance exclusive of income and expenses that relate to the financing, income taxes, and capitalization of the business. Also, adjusted EBITDA assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. In addition, adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure and expenses of the organization. Lastly, adjusted EBITDA is the basis for calculating selected financial ratios as required in the debt covenants of one of our credit facilities and one of our management agreements.

The following table shows the reconciliation of net income, the most directly comparable U.S. GAAP measure to adjusted EBITDA:

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted EBITDA
(Amounts in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income	$11,863	$12,255	$46,436	$39,436
Provision (benefit) for income taxes	(377)	(549)	(504)	(691)
Depreciation expenses	14,060	12,641	53,545	45,800
Interest expense, net of interest income	17,276	15,257	68,437	54,329
Collections on net investment in direct financing
leases, net of interest earned	30,963	24,945	121,564	100,881
Adjusted EBITDA	$73,785	$64,549	$289,478	$239,755

In addition, the Company has presented adjusted net income and adjusted net income per diluted common share as a measure of financial and operating performance. Adjusted net income is a measure that is not defined by U.S. GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with U.S. GAAP. Adjusted net income is a measure of our operating and financial performance used by management to focus on consolidated financial and operating performance exclusive of income and expenses that relate to non-routine or significant non-cash items of the business.

We define adjusted net income (loss) as net income before non-cash interest expense related to amortization of deferred financing fees, terminations and modifications of derivative instruments, losses on retirement of debt, fair value adjustments on derivative instruments, loss on swap terminations, and write-offs of goodwill. We use adjusted net income to assess our consolidated financial and operating performance, and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure helps management make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. Adjusted net income provides us with a measure of financial performance of the business based on operational factors including the profitability of assets on an economic basis net of operating expenses and the capital costs of the business on a consistent basis as it removes the impact of certain non-routine and non-cash items from our operating results. Adjusted net income is a key metric used by senior management and our board of directors to review the consolidated financial performance of the business. Adjusted net income is a non-GAAP measure, and, as such, a reconciliation of adjusted net income to net income is provided below.

SeaCube Container Leasing Ltd.
Non-GAAP Reconciliation of Adjusted Net Income
(Amounts in thousands, except share and per share data)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income	$11,863	$12,255	$46,436	$39,436
Non-cash interest expense, net of tax	988	1,113	5,034	4,692
Adjusted net income	$12,851	$13,368	$51,470	$44,128

Adjusted net income per diluted
common share	$0.63	$0.66	$2.54	$2.19

Common shares used in computing adjusted
net income per diluted common share	20,288,359	20,163,359	20,269,916	20,142,755

CONTACT:
Investors:
SeaCube Container Leasing Ltd.
David Doorley, 201-391-0800